Independent Auditors' Report


The Board of Directors and Stockholder
B&G Foods, Inc.:


We have audited the accompanying balance sheets of B&G Foods, Inc. and subsidiaries (Successor Consolidated) as of January 3, 1998 and December 28, 1996, and the related statements of operations, and cash flows for the year ended January 3, 1998, and the statements of operations, and cash flows for the Predecessor Combined (as described in note 1) for the years ended December 28, 1996 and December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As further described in note 1, the Predecessor was acquired on December 27, 1996 in a business combination accounted for as a purchase. As a result, the Successor Consolidated financial statements are presented on a different basis of accounting than the Predecessor Combined financial statements and, therefore, are not comparable.

In our opinion, the Successor Consolidated financial statements referred to above present fairly, in all material respects, the financial position of B&G Foods, Inc. and subsidiaries as of January 3, 1998 and December 28, 1996, and the results of their operations and their cash flows for the year ended January 3, 1998 in conformity with generally accepted accounting principles. Further, in our opinion, the Predecessor Combined financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Predecessor Combined for the years ended December 28, 1996 and December 30, 1995 in conformity with generally accepted accounting principles.





KPMG Peat Marwick LLP


Short Hills, New Jersey

February 20, 1998

                        B&G FOODS, INC. AND SUBSIDIARIES

                                 Balance Sheets

                      January 3, 1998 and December 28, 1996

                    (Dollars in thousands, except share data)


                                                                                   Jan.3,                Dec.28,
                                                                                    1998                  1996
                                                                                 (Successor            (Successor
                              Assets                                            Consolidated)         Consolidated)
                                                                                -------------         -------------

Current assets:
     Cash and cash equivalents                                                  $        691                   291
     Trade accounts receivable, less allowance for doubtful
       accounts of $687 in 1997                                                       13,074                 8,373
     Inventories                                                                      31,467                23,609
     Prepaid expenses and other current assets                                         1,792                   494
     Deferred income taxes                                                             2,819                 2,260
                                                                                ------------           -----------
                  Total current assets                                                49,843                35,027

Property, plant and equipment, net                                                    23,619                15,584
Intangible assets, net                                                               100,831                50,650
Other assets                                                                           5,742                 2,151
                                                                                ------------           -----------

                  Total assets                                                  $    180,035               103,412
                                                                                ============           ===========

               Liabilities and Stockholder's Equity

Current liabilities:
     Current installments of long-term debt                                              293                 1,976
     Trade accounts payable                                                           15,752                14,334
     Accrued expenses                                                                 11,990                 7,716
     Due to related parties                                                              197                 4,009
                                                                                ------------           -----------
                  Total current liabilities                                           28,232                28,035

Long-term debt, including amounts payable to related
     parties of $844 and $13,650 in 1997 and 1996,
     respectively                                                                    121,083                51,537
Other liabilities                                                                         59                   730
Deferred income taxes                                                                 12,033                10,610
                                                                                ------------           -----------

                  Total liabilities                                                  161,407                90,912
                                                                                ------------           -----------

Stockholder's equity:
     Common stock, $.01 par value per share.  Authorized
       1,000 shares; issued and outstanding 1 share in
       1997 and 1996                                                                      -                     -
     Additional paid-in capital                                                       20,000                13,000
     Receivable from stock issuance                                                       -                   (500)
     Accumulated deficit                                                              (1,372)                   -
                  Total stockholder's equity                                          18,628                12,500

Commitments and contingencies (notes 6, 12 and 13)


                  Total liabilities and stockholder's equity                    $    180,035               103,412
                                                                                ============           ===========

                                                 See accompanying notes to financial statements.

                        B&G FOODS, INC. AND SUBSIDIARIES

                            Statements of Operations

                 Years ended January 3, 1998, December 28, 1996
                              and December 30, 1995

                             (Dollars in thousands)


                                                                    Year               Year               Year
                                                                    ended              ended              ended
                                                                   Jan.3,             Dec.28,            Dec.30,
                                                                    1998               1996               1995
                                                                 (Successor        (Predecessor       (Predecessor
                                                                Consolidated)        Combined)          Combined)
                                                                -------------        ---------          ---------

Net sales                                                      $     151,615            129,307            112,245
Cost of goods sold                                                    98,950             91,187             79,293
                                                               -------------       ------------        -----------
                  Gross profit                                        52,665             38,120             32,952

Sales, marketing and distribution expenses                            36,884             28,414             23,863
General and administrative expenses                                    4,688              2,941              2,598
Management fees - related parties                                        250              1,249              1,097
                                                               -------------       ------------        -----------
                  Operating income                                    10,843              5,516              5,394

Other expense:
  Interest expense - related parties                                     811              4,452              3,624
  Interest expense                                                     8,767                197                156
                                                               -------------       ------------        -----------
                  Income before income tax expense
                    and extraordinary item                             1,265                867              1,614

Income tax expense                                                       833                591                896
                                                               -------------       ------------        -----------
                  Income before extraordinary item                       432                276                718

Extraordinary item, net of income tax benefit of
  $1,138                                                              (1,804)                -                  -
                                                               -------------       ------------        ----------

                  Net (loss) income                            $      (1,372)               276                718
                                                               =============       ============        ===========


                                            See accompanying notes to financial statements.

                                                                    2


                        B&G FOODS, INC. AND SUBSIDIARIES

                            Statements of Cash Flows

                 Years ended January 3, 1998, December 28, 1996
                              and December 30, 1995

                             (Dollars in thousands)


                                                                       Year               Year            Year
                                                                       ended              ended           ended
                                                                      Jan.3,             Dec.28,         Dec.30,
                                                                       1998               1996            1995
                                                                    (Successor        (Predecessor    (Predecessor
                                                                   Consolidated)        Combined)       Combined)
                                                                   -------------        ---------       ---------

Cash flows from operating activities:
Net (loss) income                                                $      (1,372)              276              718
    Adjustments to reconcile net (loss) income to net
       cash provided by operating activities:
          Depreciation and amortization                                  5,420             4,105            3,511
          Amortization of deferred debt issuance costs                     630                -                -
          Deferred income tax (benefit) expense                           (310)              386              395
          Extraordinary item                                             2,942                -                -
          Provision for doubtful accounts                                  687                -                -
          Changes in assets  and  liabilities,  net
              of effects from businesses acquired:
                  Trade accounts receivable                             (4,510)             (190)             (23)
                  Inventories                                           (2,612)           (1,305)          (3,198)
                  Prepaid expenses and other current assets             (1,286)             (595)             194
                  Other assets                                             (46)              (11)               3
                  Trade accounts payable                                   953            (1,214)           4,742
                  Accrued expenses                                       3,142            (1,496)          (2,123)
                  Due to related parties                                   197             2,316            5,221
                  Other liabilities                                       (477)               12              301
                                                                 -------------       -----------      -----------

                    Net cash provided by operating activities            3,358             2,284            9,741
                                                                 -------------       -----------      -----------

Cash flows from investing activities:
    Acquisition of New York Style                                           -                 -            (6,300)
    Paid for Successor Acquisitions                                    (63,019)               -                -
    Paid for Acquired Companies                                         (4,009)               -                -
    Capital expenditures                                                (4,022)           (2,573)          (2,571)
    Proceeds from sales of property, plant and equipment                   162                -                -
                                                                 -------------       -----------      ----------

                  Net cash used in investing activities                (70,888)           (2,573)          (8,871)
                                                                 -------------       -----------      -----------

Cash flows from financing activities:
    Payments of long-term debt                                         (68,453)             (318)            (284)
    Proceeds from issuance of long-term debt                           143,000                -                -
    Proceeds from issuance of common stock                                 500                -                -
    Payments of debt issuance costs                                     (7,117)               -                -
                                                                 -------------       -----------      ----------

                  Net cash provided by (used in)
                  financing activities                                  67,930              (318)            (284)
                                                                 -------------       -----------      -----------

                  Increase (decrease) in cash and cash
                    equivalents                                            400              (607)             586

Cash and cash equivalents at beginning of period                           291               898              312
                                                                 -------------       -----------      -----------

Cash and cash equivalents at end of period                       $         691               291              898
                                                                 =============       ===========      ===========

                                                                           3

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


                                                                       Year               Year            Year
                                                                       ended              ended           ended
                                                                      Jan.3,             Dec.28,         Dec.30,
                                                                       1998               1996            1995
                                                                    (Successor        (Predecessor    (Predecessor
                                                                   Consolidated)        Combined)       Combined)
                                                                   -------------        ---------       ---------

Supplemental disclosure of cash flow information - cash paid for:
       Interest                                                   $       4,261               197               155
                                                                  =============       ===========       ===========

       Income taxes                                               $         209               203               108
                                                                  =============       ===========       ===========

B&G Foods, Inc. cash transactions as of
  December 27, 1996:
    Cash paid for Acquired Companies (note 1)                                         $    63,240
    Cash paid for deferred debt issuance costs                                              1,328
                                                                                      -----------

                  Total investing activities                                          $    64,568
                                                                                      ===========

    Cash proceeds from debt ($52,068) and equity ($12,500)
      financing activities (note 1)                                                   $    64,568
                                                                                      ===========




                                                 See accompanying notes to financial statements.

                        B&G FOODS, INC. AND SUBSIDIARIES

                          Notes to Financial Statements

                      January 3, 1998 and December 28, 1996

                             (Dollars in thousands)


(1)      Business Acquisitions and Nature of Operations

         Organization, Acquisition and Financing

         B&G Foods, Inc. (formerly known as B Companies Acquisition Corp.) was incorporated on November 13, 1996 to acquire (the Acquisition) BGH Holdings, Inc., the holding company of Bloch & Guggenheimer, Inc. and related companies, and BRH Holdings, Inc., the holding company of Burns & Ricker, Inc. (collectively, the Acquired Companies or the Predecessor), subsidiaries of Specialty Foods Corporation (SFC). B&G Foods, Inc. and the Acquired Companies upon the Acquisition are hereinafter referred to as the Successor or the Company. The Acquisition was structured as a stock purchase with an aggregate purchase price of approximately $70,000, including transaction costs, and was consummated on December 27, 1996. As part of the Acquisition, SFC guaranteed the Company's trade receivables at December 27, 1996. On December 27, 1996, the Company issued one share of common stock to, and became a wholly-owned subsidiary of, B Companies Holdings Corp., which in turn is majority owned by Bruckmann, Rosser, Sherrill and Co., L.P.
         (BRS), a private equity investment firm, and minority owned by management and certain other investors.

         In addition to initial equity of $12,500, the financing of the Acquisition was provided through a $50,000 Senior Secured Credit Facility which consisted of a Revolving Credit Facility of $23,500 and Term Loan Facilities A and B of $14,500 and $12,000, respectively. Additionally, the Company issued $13,000 of 12% Senior Subordinated Notes due 2004 to BRS and other certain investors (the BRS Note).

         Nature of Operations

         The Company is a manufacturer, marketer and distributor of branded pickles, peppers, bagel chips, hot sauces and other specialty food products to retailers and food service establishments. The Company distributes these products to retailers in the greater New York metropolitan area through a direct-store-door sales and distribution system and elsewhere in the United States through a nationwide network of independent brokers and distributors.

         Acquisition Accounting

         The Acquisition has been accounted for using the purchase method. Accordingly, the excess of the purchase price over the fair value of identifiable net assets acquired,

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


(1),     Continued

         representing goodwill, is included in intangible assets. The consideration (including acquisition costs of $1,329) and allocation of the purchase price are summarized below:

              Purchase Price Consideration:
                 Term Loan Facilities A and B                    $    26,500
                 Revolving Credit Facility                            11,240
                 Proceeds from Common Stock Issuance                  12,500
                 12% Senior Subordinated Notes due to
                    related parties                                   13,000
                 Cash paid subsequent to December 27, 1996             5,337
                 Long-term liabilities assumed                         1,445
                                                                 -----------

                                                                 $    70,022

              Allocation of Purchase Price:
                 Property, plant and equipment                        15,584
                 Intangible assets - trademarks                       29,804
                 Intangible assets - goodwill                         20,846
                 Other assets, principally net current assets         12,858
                 Deferred income tax liabilities                      (9,070)

                                                                 $    70,022



         Restructuring

         As part of the Acquisition, management authorized and committed to a plan to undertake certain restructuring moves, principally involving the consolidation of several warehouse and production facilities resulting in restructuring accruals of $1,536 as part of the allocation of the purchase price. The restructuring consisted primarily of approximately $952 of estimated lease and other tenancy costs through 1998, $228 in severance and termination benefits for approximately 100 employees, and the remaining portion relating to charges resulting from changes in the production process as part of the consolidation, which was completed in June 1997. The Company does not expect to incur material incremental costs. As of January 3, 1998, the restructuring reserve balance was reduced to $656 as a result of cash expenditures relating primarily to tenancy costs and severance payments.

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


(1),     Continued

         Successor Acquisitions and Accounting

         On June 17, 1997, the Company acquired certain assets from Nabisco, Inc. (Nabisco) for a purchase price of approximately $50,557, including transaction costs. Financing for this acquisition and certain related transaction fees and expenses was provided by $35,000 of new borrowings on an amended and restated Senior Secured Credit Facility, and $17,000 of the proceeds from the issuance of $23,000 of 12% Senior Subordinated Notes due December 16, 1997 (the Interim Notes), with $6,000 used to repay a portion of the BRS Note.

         On August 15, 1997, the Company acquired all of the outstanding capital stock of JEM Brands, Inc. (JEM), a manufacturer of peppers and branded hot sauces, for approximately $12,462, including transaction costs. Financing for this acquisition and certain related transaction fees and expenses was provided by the proceeds from the issuance of $120,000 Senior Subordinated Notes on August 11, 1997.

         The above acquisitions (collectively, the Successor Acquisitions) have been accounted for using the purchase method and, accordingly, the assets acquired, liabilities assumed, and results of operations are included in the Successor Consolidated financial statements from the date of the acquisitions. The excess of the purchase price over the fair value of identifiable net assets acquired, representing goodwill, is included in intangible assets.

         The costs of the Successor Acquisitions have been allocated to tangible and intangible assets as follows:

              Property, plant and equipment                       $     7,111
              Intangible assets - trademarks                           24,500
              Intangible assets - goodwill                             28,045
              Other assets, principally net current assets              4,621
              Deferred income tax liabilities, net                     (1,258)
                                                                  -----------

                                                                  $    63,019


         Predecessor Acquisition and Accounting

         On September 11, 1995, the Predecessor completed the acquisition of substantially all of the assets and certain liabilities of New York Style Bagel Chips (NYS) for total consideration of approximately $6,300. The transaction was financed through additional borrowings from SFC. The Predecessor's acquisition has been accounted for using the purchase method and, accordingly, the assets acquired, liabilities assumed, and results of operations are included in the Predecessor Combined financial statements from the date of acquisition. The purchase price was allocated to the underlying assets and liabilities based on their fair values, with the excess recorded as goodwill.

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


(1),     Continued

         Pro Forma Summary of Operations

         The following unaudited pro forma summary of operations for the fiscal years ended January 3, 1998 and December 28, 1996 presents the results of operations of the Company as if the Acquisition and Successor Acquisitions had occurred as of the beginning of each of the respective fiscal years. In addition to including the results of operations of the Acquired Companies and the Successor Acquisitions, the pro forma information gives effect primarily to interest on additional borrowings and changes in depreciation and amortization of intangible assets.


                                                       Year           Year
                                                       ended          ended
                                                      Jan.3,         Dec.28,
                                                       1998           1996
                                                       ----           ----

                Net sales                          $   172,119        175,708
                Income before extraordinary
                     item                                  654          1,836
                                                   ===========      =========


         The pro forma information presented above does not purport to be indicative of the results that actually would have been attained if the Acquisition, the Successor Acquisitions, and related financing transactions had occurred at the beginning of the years presented and is not intended to be a projection of future results.

(2)      Summary of Significant Accounting Policies

         (a)   Fiscal Year and Basis of Presentation

               The Company utilizes, as did the Predecessor, a 52-53 week fiscal year ending on the last Saturday in December. Fiscal year 1997 contains 53 weeks. Fiscal years 1996 and 1995 contain 52 weeks.

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


(2),     Continued

               The Successor's financial statements are presented on a consolidated basis. The Predecessor's financial statements are presented on a combined basis because all of the Acquired Companies were under common control. All significant intercompany balances and transactions have been eliminated.

               B&G Foods, Inc. had no operations prior to the Acquisition and neither B&G Foods, Inc. nor the Acquired Companies had any operations on Saturday, December 28, 1996. As a result, the statements of operations and cash flows for the fiscal years ended December 28, 1996 and December 30, 1995 present the combined results of operations of the Acquired Companies (Predecessor Combined). The financial statements subsequent to the Acquisition are presented on a different cost basis and use a different accounting policy (see note 2(f)) than the financial statements prior to the Acquisition and, therefore, are not comparable. Further, related party transactions (see note 11) affect the comparability of the financial statements.

         (b)   Cash and Cash Equivalents

               For purposes of the statements of cash flows, all highly liquid debt instruments with original maturities of three months or less are considered to be cash and cash equivalents.

         (c)   Inventories

               Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out and average cost methods.

         (d)   Property, Plant and Equipment

               Property, plant, and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets, generally 12 to 20 years for buildings and improvements, 5 to 10 years for machinery and equipment, and 3 to 5 years for office furniture and vehicles. Plant and equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Expenditures for maintenance, repairs and minor replacements are charged to current operations. Expenditures for major replacements and betterments are capitalized.

         (e)   Intangible Assets

               Intangible assets consist of goodwill and trademarks. Goodwill is amortized on a straight-line basis over 40 years. Trademarks are amortized on a straight-line basis over 20 to 40 years. The Company assesses the recoverability of the intangible assets by determining whether the amortization of the intangible assets over their remaining lives can be recovered through undiscounted future operating cash flows. The amount of

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


(2),     Continued

               impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of intangible assets will be impacted if estimated future operating cash flows are not achieved.

         (f)   Package Design Costs

               Package design costs relate to the development of product packaging and labels. Prior to the Acquisition, the Predecessor capitalized package design costs and amortized such costs over a four-year period. Since the Acquisition, the Successor has expensed package design costs as incurred. Package design costs expensed in fiscal year 1997 totalled $211. Amortization of package design costs in fiscal years 1996 and 1995 was $77 and $25, respectively.

         (g)   Deferred Debt Issuance Costs

               Deferred debt issuance costs are amortized using the straight-line method over the term of the related debt agreements and are classified as other non-current assets. Amortization of deferred debt issuance costs for fiscal year 1997 was $630 (none in 1996 and 1995).

               As a result of the debt repayments and amendments described in note 7, during fiscal year 1997, the Company recorded an extraordinary charge of $1,804, net of income tax benefit of $1,138, to write off deferred debt issuance costs relating to its Senior Secured Credit Agreement and the Interim Notes.

         (h)   Advertising Costs

               Advertising costs are expensed as incurred. Advertising costs amounted to approximately $121, $285 and $151 during the fiscal years 1997, 1996 and 1995, respectively.

         (i)   Income Taxes

               From August 17, 1993 to the date of the Acquisition, the Predecessor was included in the consolidated federal income tax return of SFC. SFC was responsible for the filing of income tax returns and payment of income taxes. No formal tax sharing agreement existed between SFC and the Predecessor, and no federal income taxes were allocated to the Predecessor. State income taxes were allocated to the Predecessor based on the actual state income tax liability. Income tax expense reported in the accompanying statements of operations for fiscal 1996 and 1995 has been computed as if the Predecessor filed a separate federal tax return.

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


(2),     Continued

               Effective December 28, 1996, the Company is included in the consolidated federal income tax return of B Companies Holdings Corp. Income tax expense reported in the accompanying statement of operations for the year ended January 3, 1998 has been computed as if the Company filed a separate federal tax return.

               Deferred tax assets and liabilities of the Company are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         (j)   Pension Plans

               The Company has defined benefit pension plans covering substantially all of its employees. The Company's funding policy is to contribute annually the amount recommended by its actuaries. Such plans are the same as the plans of the Predecessor.

         (k)   Fair Value of Financial Instruments

               Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reflected in the financial statements at carrying value, which approximates fair value due to the short-term nature of these instruments. The carrying value of the Company's borrowings approximates the fair value based on the current rates available to the Company for similar instruments.

         (l)   Use of Estimates

               The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (m)   Impairment of Long-Lived Assets and Long-Lived Assets to
     `         Be Disposed Of

               The provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," were adopted on December 31, 1995. This statement requires that long-lived assets and

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


(2),     Continued

               certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

         (n)   Reclassifications

               Certain amounts in the December 28, 1996 financial statements have been reclassified to conform with the January 3, 1998 financial statement presentation.

         (o)   Statements of Cash Flows - Noncash Financing and
               Investing Activities

               Capital lease obligations of $122 and $759 were incurred during fiscal years 1997 and 1995, respectively (none in 1996), when the Company entered into leases for new machinery and equipment. As described in note 7, on June 17, 1997, $7,000 of the BRS Note was contributed to capital. Notes payable were issued in payment of rent owed to a related party in the amounts of $194, $206, and $191 during the fiscal years 1997, 1996 and 1995, respectively. In connection with the Acquisition, the Company assumed long-term liabilities (capital leases and unsecured notes payable to a related party) of $1,445.

(3)      Inventories

         Inventories consist of the following:

                                                        Jan.3,        Dec.28,
                                                         1998          1996
                                                         ----          ----

                Raw materials and packaging          $     6,146         4,495
                Work in progress                           1,924         1,948
                Finished goods                            23,397        17,166
                                                     -----------     ---------

                                                     $    31,467        23,609
                                                     ===========     =========

(4)      Property, Plant and Equipment

         Property, plant and equipment, net consists of the following:

                                                         Jan.3,        Dec.28,
                                                          1998          1996
                                                          ----          ----

             Land                                       $  2,307          582
             Buildings and improvements                    6,783        4,496
             Leasehold improvements                          622           34
             Machinery and equipment                      14,963        9,224
             Office furniture and vehicles                   925          508
             Leased property under capital leases            908          740
             Construction in progress                        169           -
                                                       -----------    --------
                                                          26,677       15,584


             Less accumulated depreciation and
                amortization                               3,058           -

                                                        $ 23,619       15,584
                                                       ===========    ========

         As a result of the Acquisition, the cost of property, plant and equipment at December 28, 1996 represents estimated fair value with no accumulated depreciation.

         Plant and equipment includes amounts under capital leases as follows:

                                                      Jan.3,           Dec.28,
                                                       1998             1996
                                                       ----             ----

             Machinery and equipment              $       122              122
             Office furniture and vehicles                786              618
                                                          908              740

             Less accumulated amortization                239               -

                                                  $       669              740
                                                  ===========        =========

         Amortization of assets held under capital leases is included with depreciation expense.

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


(5)      Intangible Assets

         Intangible assets consist of the following:

                                                      Jan.3,           Dec.28,
                                                       1998             1996

             Goodwill                             $    48,889           20,846
             Trademarks                                54,304           29,804
                                                  -----------        ---------
                                                      103,193           50,650
             Less accumulated amortization              2,362               -

                                                  $   100,831           50,650
                                                  ===========        =========



(6)      Leases

         The Company has several noncancelable operating leases, primarily for warehouses, transportation equipment and machinery. These leases generally require the Company to pay all executory costs such as maintenance, taxes and insurance.

         Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) for the periods set forth below are as follows:

                Years ended December:
                   1998                                     $     1,920
                   1999                                             897
                   2000                                             715
                   2001                                             628
                   2002                                             568
                   Thereafter                                     2,736
                                                            -----------

                                                            $     7,464

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


(6),     Continued

         Future minimum capital lease payments as of January 3, 1998 are as follows:



             Years ended December 31:
                1998                                                   $     351
                1999                                                         214
                2000                                                          27
                        Total minimum lease payments                         592

             Less amount representing interest (at 9% to 13%)                 60
                        Present value of net minimum capital
                          lease payments                                     532

             Less current installments of obligations under
                capital leases                                               293

                        Obligations under capital leases, excluding
                          current installments (included in long-
                          term debt)                                   $     239
                                                                       =========




         Total rental expense was $1,543, $1,735 and $1,500 for the fiscal years 1997, 1996 and 1995, respectively.

         The Company leases a manufacturing facility from the Chairman of the Board of the Company under an operating lease expiring in April 1999. Total rent expense associated with this lease for the fiscal years 1997, 1996 and 1995 was $463, $492 and $477, respectively.

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)



(7)      Long-term Debt

         Long-term debt consists of the following:

                                                                         Jan.3,            Dec.28,
                                                                          1998              1996
                                                                          ----              ----

           Revolving credit facility                                  $        -           12,568
           Term Loan A, payable in quarterly installments
               beginning June 30, 1997 through December 31,
               2001                                                            -           14,500
           Term Loan B, payable in quarterly installments
               beginning June 30, 1997 through December 31,
               2003                                                            -           12,000
           9.625% Senior Subordinated Notes due August 1,
               2007                                                       120,000              -
           12% Senior Subordinated Notes payable to related
               parties due December 31, 2004                                   -           13,000
           Obligations under capital leases with interest at 9%
               to 13% collateralized by certain machinery,
               equipment and vehicles                                         532             795
           Unsecured notes payable to related party with various
               interest rates ranging from 6.20% to 6.68%, due
               April 1999                                                     844             650
                            Total long-term debt                          121,376          53,513

           Less current installments                                          293           1,976
                                                                      -----------      ----------

                            Long-term debt, excluding current
                              installments                            $   121,083          51,537
                                                                      ===========      ==========


         In connection with the Acquisition, B&G Foods, Inc. entered into a $50,000 Credit Agreement (the Credit Facility) which consists of a $23,500 revolving credit facility, Term Loan A of $14,500 and Term Loan B of $12,000. Interest was determined based on several available rates as stipulated in the Credit Facility, and borrowings on the revolver were limited to specified percentages of eligible accounts receivable and inventories, as defined. In connection with the Company's acquisition of certain assets from Nabisco on June 17, 1997, the Credit Facility was amended and restated to increase the Company's revolving credit facility by $1,500 and increase Term Loans A and B by $33,500 in the aggregate, with new repayment terms beginning September 1997 on the term loans. Additionally, on June 17, 1997, $6,000 of the BRS Note was repaid (plus accrued interest) and

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


(7),     Continued

         $7,000 of the BRS Note was contributed to capital. In connection with the issuance of the 9.625% $120,000 Senior Subordinated Notes on August 11, 1997, the term loans were repaid in full, and the Credit Facility was further amended and restated to provide for, among other things, a maximum $50,000 revolving credit facility due August 31, 2002. Borrowings under the revolver are not limited by percentages of underlying assets. There was no outstanding balance at January 3, 1998 under the Credit Facility.

         Interest on the Credit Facility is determined based on several alternative rates as stipulated in the Credit Facility, including the base lending rate per annum plus 1.0% or LIBOR plus 2.50%. The Credit Facility is secured by substantially all of the Company's assets. The Credit Facility also provides for mandatory prepayment requirements based on asset dispositions and issuance of securities, as defined. The Credit Facility contains covenants that will restrict, among other things, the ability of the Company to incur additional indebtedness, pay dividends and create certain liens. The Credit Facility also contains certain financial covenants which, among other things, specify maximum capital expenditure limits, a minimum fixed charge coverage ratio, a minimum total interest coverage ratio and a maximum indebtedness to EBIDAT ratio, each ratio as defined. Proceeds of the Credit Facility are restricted to funding the Company's working capital requirements, capital expenditures and acquisitions of companies in the same line of business as the Company, subject to certain criteria. The Credit Facility limits acquisitions to $20,000 per year as well as $20,000 per acquisition.

         The Credit Facility requires an annual commitment fee of an amount equal to 0.50% of the average daily unused portion of the Credit Facility. The Credit Facility also provides a maximum commitment for letters of credit of $3,000 and requires an annual commitment fee of 2.50% of the aggregate unused portion. At January 3, 1998, letters of credit of approximately $661 have been issued under the Credit Facility.

         On February 7, 1997, the Company entered into a two-year $13,000 interest rate cap agreement in order to reduce the exposure of changes in interest rates on the Credit Facility. The interest rate cap agreement consists of a cap rate of 11.25%. The cost of the interest rate cap agreement was $16, which is recorded in deferred financing fees (other assets) in the accompanying consolidated balance sheet at January 3, 1998 and is being amortized over the life of the Credit Facility. The fair value of the agreement at January 3, 1998 is not materially different than the carrying amount.

         On August 11, 1997, the Company issued $120,000 of 9.625% Senior Subordinated Notes (the Notes) due August 1, 2007 with interest payable semiannually on February 1 and August 1 of each year, commencing February 1, 1998. The proceeds of the Notes were used to repay the outstanding balances together with accrued and unpaid interest with respect to the Credit Facility and the Interim Notes, to finance the acquisition of JEM, to pay certain related fees and expenses and for general corporate purposes. The indenture for the Notes contain certain covenants that,

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


(7),     Continued

         among other things, limit the ability of the Company to incur additional debt, issue preferred stock, pay dividends or make certain other restricted payments, enter into transactions with affiliates, make certain asset dispositions, merge or consolidate with, or transfer substantially all of its assets to, another person, as defined, encumber assets under certain circumstances, restrict dividends and other payments from subsidiaries, engage in sale and leaseback transactions, issue capital stock, as defined, or engage in certain business activities.

         The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after August 1, 2002 at 104.813% of their principal amount plus accrued and unpaid interest and Liquidated Damages, as defined, if any, beginning August 1, 2002, and thereafter at prices declining annually to 100% on or after August 1, 2005. In addition, at any time prior to August 1, 2000, the Company may, in its discretion, redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price equal to 109.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, as defined, if any, to the date of redemption, with the net proceeds of one or more Public Equity Offering, as defined; provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after each redemption. Upon the occurrence of a Change in Control, as defined, the Company will have the option, at any time on or prior to August 1, 2002, to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount plus the Applicable Premium, as defined, plus accrued and unpaid interest and Liquidated Damages, as defined, if any, to the date of redemption and if the Company does not so redeem the Notes or if such Change in Control, as defined, occurs after August 1, 2002, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount, together with accrued and unpaid interest and Liquidated Damages, as defined, if any, to the date of repurchase. The Notes are not subject to any sinking fund requirements.

         The Company has no assets or operations independent of its subsidiaries. All of the Company's subsidiaries (the Guarantors) are wholly-owned, and all of the Company's subsidiaries jointly and severally, and fully and unconditionally, guarantee the Notes (the Subsidiary Guarantees). Consequently, separate financial statements have not been presented for the guarantor subsidiaries because management has determined that they would not be material to investors. The Subsidiary Guarantee of each Guarantor is subordinate to the prior payment in full of all Senior Debt, as defined. As of January 3, 1998, the Company and its subsidiaries had Senior Debt and additional liabilities (including trade payables, accrued expenses, amounts due to related parties, deferred income taxes and other liabilities) aggregating approximately $41.4 million.

         As part of the registration rights agreement dated August 11, 1997 entered into with the initial purchasers of the Notes, the Company agreed to offer to exchange an aggregate principal amount of up to $120,000 of its 9.625% Senior Subordinated Notes due 2007 (the New Notes) for a like principal amount of its Notes outstanding (the Exchange Offer).

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


(7),     Continued

         The terms of the New Notes are identical in all material respects to those of the Notes (including principal amount, interest rate, maturity and guarantees), except for certain transfer restrictions and registration rights relating to the Notes. The Exchange Offer was completed on February 6, 1998.

         As described in note 6, the Company leases a manufacturing facility from the Chairman of the Board of the Company. The Company pays $43 per month in rent in cash and, pursuant to a Memorandum of Agreement, an additional amount in the form of unsecured notes payable, which are issued in an annual aggregate principal amount of $188. The Company's liability under the issued unsecured notes as of January 3, 1998 and December 28, 1996 was $844 and $650, respectively. The notes are due in April 1999, the date of the lease expiration. The Company estimates that the remaining obligation of the notes to be issued is $295 and $507 as of January 3, 1998 and December 28, 1996, respectively. Such amounts are included in accrued expenses and other liabilities.

         At January 3, 1998 and December 28, 1996, accrued interest of $4,779 and $13, respectively, is included in accrued expenses in the accompanying balance sheets.

         The aggregate maturities of long-term debt are as follows:

                Years ended December:
                   1998                              $        293
                   1999                                     1,057
                   2000                                        26
                   2001                                        -
                   2002                                        -
                   Thereafter                             120,000
                                                     ------------

                                                     $    121,376

 (8)     Income Tax (Benefit) Expense

         Income tax (benefit) expense has been classified in the accompanying statements of operations as follows:

                                                                  Year            Year          Year
                                                                  ended           ended         ended
                                                                 Jan.3,          Dec.28,       Dec.30,
                                                                  1998            1996          1995
                                                                  ----            ----          ----

              Income before extraordinary item                 $      833           591           896
              Extraordinary item                                   (1,138)           -             -
                                                               ----------       -------       ------

                                                               $     (305)          591           896
                                                                =========       =======       =======


                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


(8),     Continued

         Income tax (benefit) expense consists of the following:


                                        Year            Year          Year
                                        ended           ended         ended
                                       Jan.3,          Dec.28,       Dec.30,
                                        1998            1996          1995
                                        ----            ----          ----

              Current:
                 Federal             $       -             95           317
                 State                        5           110           184
                                     ----------       -------       -------

                                              5           205           501
                                     ----------       -------       -------

              Deferred:
                 Federal                   (295)          271           383
                 State                      (15)          115            12
                                     ----------       -------       -------

                                           (310)          386           395
                                     ----------       -------       -------

                                     $     (305)          591           896
                                     ==========       =======       =======


         Income tax (benefit) expense differs from the expected income tax (benefit) expense (computed by applying the U.S. federal income tax rate of 34% to pretax income) as a result of the following:

                                                                           Year            Year          Year
                                                                           ended           ended         ended
                                                                          Jan.3,          Dec.28,       Dec.30,
                                                                           1998            1996          1995
                                                                           ----            ----          ----

              Computed expected tax (benefit) expense                   $     (570)          295           549
              Expected state income taxes, net of federal
                 income tax benefit                                             (7)          149           129
              Nondeductible expenses, principally amortiza-
                 tion of goodwill                                              172           274           162
              Change in valuation allowance for deferred
                 income taxes allocated to income tax
                 expense                                                         5          (389)           -
              Other                                                             95           262            56
                                                                        ----------       -------       -------

                                                                        $     (305)          591           896
                                                                        ==========       =======       =======

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


 (8),    Continued

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:


                                                                                       Jan.3,         Dec.28,
                                                                                        1998           1996
                                                                                        ----           ----

       Deferred tax assets:
           Accounts receivable, principally due to allowance                         $      275             -
           Inventories, principally due to additional costs
              capitalized for tax purposes                                                  590            400
           Accruals and other liabilities not currently
              deductible                                                                  2,302          2,026
           Net operating loss carryforwards                                               3,574          2,482
           Deferred financing costs                                                       1,178             -
                                                                                     ----------      --------
                  Total gross deferred tax assets                                         7,919          4,908

           Less valuation allowance                                                         773            824
                                                                                     ----------      ---------

                  Net deferred tax assets                                                 7,146          4,084
                                                                                     ----------      ---------

       Deferred tax liabilities:
           Plant and equipment                                                           (2,173)          (436)
           Intangible assets                                                            (14,187)       (11,998)
                                                                                     ----------      ---------

                  Total gross deferred tax liabilities                                  (16,360)       (12,434)
                                                                                     ----------      ---------

                  Net deferred tax liability                                         $   (9,214)        (8,350)
                                                                                     ==========      =========


         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at January 3, 1998. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. The valuation

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


(8), Continued

         allowance at January 3, 1998 and December 28, 1996 of $773 and $824, respectively, represents the allowance for state net operating loss carryforwards of $12.9 million and $13.6 million, respectively, which are available to offset future state taxable income, if any, through 2003. The Company established a valuation allowance for the deferred tax assets associated with state net operating loss carryforwards at January 3, 1998 and December 28, 1996 because management believes that based upon historical and projected state taxable income, it is not more likely than not that the deferred tax asset related to such net operating loss carryforwards will be realized. Any future utilization of these state net operating loss carryforwards will result in an adjustment to goodwill to the extent it reduces the valuation allowance. The change in the valuation allowance in fiscal 1997 was primarily due to the utilization of state net operating loss carryforwards.

         At January 3, 1998, the Company has net operating loss carryforwards for federal income tax purposes of $8,240 which are available to offset future federal taxable income, if any, through 2009. As a result of the Acquisition and Successor Acquisitions, the annual utilization of the net operating loss carryforwards is limited under certain provisions of the Internal Revenue Code.

(9)      Pension Benefits

         The Company has defined benefit pension plans covering substantially all of its employees, which plans were previously provided by the Predecessor. The benefits are based on years of service and the employee's compensation, as defined. The Company makes annual contributions to the plans equal to the maximum amount that can be deducted for income tax purposes. The following table sets forth the plans' funded status and amounts recognized in the Successor Consolidated balance sheets.

                                                                          Jan.3,           Dec.28,
                                                                           1998             1996
                                                                           ----             ----

       Actuarial present value of benefit obligations -
           vested benefit obligation                                    $   (4,989)        (4,434)
                                                                        ==========      =========

       Accumulated benefit obligation                                   $   (5,068)        (4,508)
                                                                        ==========      =========

       Projected benefit obligation                                         (6,824)        (6,047)
       Plan assets at fair value                                             4,927          4,190
                                                                        ----------      ---------
                  Excess of projected benefit obligation
                  over plan assets                                          (1,897)        (1,857)

       Unrecognized net gain                                                  (198)            -

                  Accrued pension cost                                  $   (2,095)        (1,857)
                                                                        ==========      =========

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


 (9),    Continued

         Plan assets are invested primarily in government securities and mutual funds.

         Net pension cost includes the following components:

                                                                                Year         Year         Year
                                                                                ended        ended        ended
                                                                               Jan.3,       Dec.28,      Dec.30,
                                                                                1998         1996         1995
                                                                                ----         ----         ----

           Service cost - benefits earned during the
              period                                                         $    464           412          335
           Interest cost on projected benefit obligation                          436           387          332
           Actual return on plan assets                                          (673)         (168)        (499)
            Net amortization and deferral                                         322          (107)         232
                                                                             --------       -------      -------

                           Net pension cost                                  $    549           524          400
                                                                             ========       =======      =======



         Assumptions used in accounting for the pension plans as of January 3, 1998 and December 28, 1996 were:

              Discount rates                                       7.25 to 7.50%
              Rate of increase in compensation levels                  5.00%
              Expected long-term rate of return on assets          7.75 to 8.50%
                                                                   =============


         The Company sponsors several defined contribution plans covering substantially all of its employees, which plans were previously sponsored by the Predecessor. Employees may contribute to these plans and these contributions are matched at varying amounts by the Company. Company contributions for the matching component of these plans amounted to $225, $229 and $216 for the fiscal years ended January 3, 1998, December 28, 1996 and December 30, 1995, respectively.

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


(10)     Changes in Stockholder's Equity

         The changes in stockholder's equity for the fiscal years ended January 3, 1998, December 28, 1996 and December 30, 1995 are as follows:


                                                                                     Receiv-
                                                                           Addi-      able
                                                     Common stock         tional      from      Accumu-
                                                --------------------      paid-in     stock      lated
                                                Shares        Amount      capital   issuance    deficit     Total
                                                ------        ------      -------   --------    -------     -----

           Balance at December 31, 1994           8,900      $ 15,131      13,331         -       799     29,261
           Net income                                -             -           -          -       718        718
                                               --------      --------    --------   --------  -------    -------
            Balance at December 30, 1995          8,900        15,131      13,331         -     1,517     29,979

           Net income                                -             -           -          -       276        276
                                               --------      --------    --------   --------  -------    -------
           Balance at December 27, 1996,
               immediately prior to
               acquisition                        8,900        15,131      13,331         -     1,793     30,255

           Adjustment associated with
              acquisition*                           -             -          369         -        -         369
           Eliminate predecessor equity
              upon acquisition                   (8,900)      (15,131)    (13,700)        -    (1,793)   (30,624)
           Successor shares issued upon
              acquisition                             1            -       13,000       (500)      -      12,500
                                               --------      --------    --------   --------  -------    -------
            Balance at December 28, 1996              1            -       13,000       (500)      -      12,500

           Net loss                                  -             -           -          -    (1,372)    (1,372)
           Capital contribution (note 7)             -             -        7,000         -        -       7,000
            Payment of receivable from
               stock issuance                        -             -           -         500       -         500
                                               --------      --------    --------   --------  -------    -------

            Balance at January 3, 1998                1      $     -       20,000         -    (1,372)    18,628
                                               ========      ========    ========   ========  =======    =======


       *In accordance with the acquisition agreement between Specialty Foods Corp. and the Company, the net of all intercompany accounts was settled by way of a capital contribution to the Company immediately prior to the Acquisition.

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


(11)     Related-party Transactions

         In conjunction with the Acquisition, the Company entered into a Management Agreement with BRS, in which BRS is paid an annual fee of $250 for certain management, business and organizational strategy, and merchant and investment banking services. Charges for such services amounted to approximately $250 during the fiscal year ended January 3, 1998. The Management Agreement will expire either on December 27, 2006 or the date that BRS owns less than 20% of the outstanding common stock, if sooner.

         The Company entered into a Transaction Services Agreement pursuant to which BRS will be paid a transaction fee for management, financial and other corporate advisory services rendered by BRS in connection with acquisitions by the Company, which fee will not exceed 1.0% of the total transaction value. In connection with the Successor Acquisitions, the Company paid transaction fees aggregating $620, which was included in the allocation of the respective purchase prices.

         Due to Related Parties

         Due to related parties includes final amounts payable to SFC for the Acquisition at December 28, 1996 (paid in 1997) and management fees to BRS and accrued interest payable under the unsecured notes payable to related party at January 3, 1998.

         Related party interest expense on the unsecured notes payable to related party and the BRS Note was $811, $38 and $31 for the fiscal years ended January 3, 1998, December 28, 1996 and December 30, 1995, respectively.

         In connection with the Company's acquisition of certain assets from Nabisco on June 17, 1997, the Company entered into a co-packing agreement with Nabisco under which Nabisco will continue to bottle products bottled by Nabisco until March 1998, and assumed certain co-packing contracts. In addition, the Company entered into a Transition Services Agreement (as defined) with Nabisco, under which Nabisco provided field sales force, administrative warehousing and delivery, and other administrative support on a national basis for the brands acquired from June 17, 1997 through September 1, 1997. Amounts paid by the Company for the co-packing agreement and the Transition Services Agreement (as defined) in 1997 amounted to $879 and $884, respectively.

         Prior to the Acquisition, SFC provided certain financing and cash management services for the Company and allocated certain costs for services provided. Such charges terminated upon the completion of the Acquisition and have been replaced with the Company's own costs. Allocations to the Company by SFC were based on the Company's share of costs paid by SFC on its behalf for consolidated programs. Such allocations may not be reflective of the costs which would have been incurred if the Company operated on a stand-alone basis or which will be incurred in the future.

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)



(11),    Continued

         Management believes that the basis for allocation was reasonable. Management does not believe it is practicable to estimate the amount of expenses which would have been incurred during fiscal years 1996 and 1995 had the Company operated as a separate entity during these periods. The following is a summary of the amounts charged or allocated to the Company:

              Trade Accounts Receivable

              During the period the Company was a subsidiary of SFC (from August 1993 through December 27, 1996), the Company sold its trade accounts receivable as it arose from sales to a financing subsidiary of SFC. Discounting expense, net of servicing income, related to this arrangement was recorded as interest expense and totaled approximately $807 and $657 in fiscal years 1996 and 1995, respectively.

              Management Fee

              On January 1, 1995, the Company entered into an Administrative Services and Management Agreement with SFC, in which SFC is paid an annual fee equal to one percent of gross revenues, as defined, for certain accounting, legal, tax and management advisory services. Charges for such services amounted to $1,249 and $1,097 in fiscal years 1996 and 1995, respectively.

              Borrowings

              The weighted average interest rate on borrowings from SFC for fiscal years 1996 and 1995 was 9.94% and 10.75%, respectively. The related interest expense recognized by the Company on such borrowings was $3,607 and $2,936 in fiscal years 1996 and 1995, respectively.


(12)     Commitments and Contingencies

         The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

         On January 3, 1998, the Company had purchase commitments with various suppliers to purchase certain raw materials in the aggregate amount of approximately $2,100. Management believes that all such commitments will be fulfilled within one year.

         The Company is subject to environmental regulations in the normal course of business. Management believes that the cost of compliance with such regulations will not have a material adverse effect on the Company's business, financial condition or results of operations.

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


(13)     Business and Credit Concentrations

         The Company's exposure to credit loss in the event of non-payment of accounts receivable by customers is represented in the amount of those receivables. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from those customers. As of January 3, 1998, other than accounts receivable from International Home Foods, Inc. (IHF), the Company does not believe it has any significant concentration of credit risk with respect to its trade accounts receivable.

         The Company produces fruit spreads under an Amended and Restated Jams Manufacturing Agreement dated March 3, 1997 and wet spices under a Sales and Distribution Agreement dated March 19, 1993 with IHF which expire in March 1999 and March 1998, respectively. Additionally, the Company distributes certain IHF products under a Spice Supply Agreement dated March 19, 1993, which expires on March 31, 1998. Sales under these contracts during the fiscal years 1997, 1996 and 1995 were $42,659, $50,778 and $47,368, respectively. Receivables due from IHF included in trade accounts receivable at January 3, 1998 and December 28, 1996 were $1,820 and $1,190, respectively.

         By letter dated February 18, 1998, the Company received notice from IHF that (a) IHF would not renew the Amended and Restated Jams Manufacturing Agreement dated March 3, 1997 after its expiration on March 31, 1999, and (b) IHF was terminating, effective March 31, 1999, the Sales and Distribution Agreement dated March 19, 1993. Although the Company has received no notice from IHF with respect to the Spice Supply Agreement, dated as of March 19, 1993, the Company anticipates that IHF will not renew such Spice Supply Agreement after its expiration on March 31, 1998.